Exhibit 99.2

Cognex Appoints New Board Member

NATICK, Mass.--(BUSINESS WIRE)--May 5, 2022--Cognex Corporation (NASDAQ: CGNX) today announced the appointment of Dr. John T.C. Lee, President and Chief Executive Officer of MKS Instruments, Inc., to Cognex’s Board of Directors, effective immediately. Dr. Lee will serve on the Audit Committee and Compensation/Stock Option Committee.

“We are pleased to welcome John to our board,” said Anthony Sun, Chairman of Cognex. “His executive perspective leading a large international technology company and extensive operating experience will strengthen our board. We look forward to his contributions in the years ahead.”

Dr. Lee has been Chief Executive Officer and has served on the board of directors of MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity with nearly $3 billion in annual sales, since 2020. Prior to that, he held a series of progressive leadership roles after joining the company in 2007. Earlier in his career, Dr. Lee worked at Applied Materials, Inc., Lucent Technologies, Inc., and AT&T Bell Labs. He has served as Vice Chair and a member of the Executive Committee of the Board of Directors of the Massachusetts High Technology Council since 2021. Dr. Lee holds a B.S. from Princeton University and both an M.S.C.E.P. and a Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering.

About Cognex

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $9 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements—which may include statements regarding business and market trends; future financial performance; growth opportunities; and strategic plans—involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the inability to attract and retain skilled employees and directors and maintain our unique corporate culture; (2) the failure to effectively manage our growth; (3) the impact of competitive pressures; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021, and Form 10-Q for the fiscal quarter ended April 3, 2022. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
susan.conway@cognex.com